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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                         (Amendment No.            )*


                             Select Comfort Corp.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.01 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   81616X103
--------------------------------------------------------------------------------
                                (CUSIP Number)


                               December 31, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)
     [_]  Rule 13d-1(c)
     [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 14 pages

--------------------                                          ------------------
CUSIP No.  81616X103                       13G                Page 2 of 14 pages
--------------------                                          ------------------

--------------------------------------------------------------------------------
        1           NAMES OF REPORTING PERSONS
                    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Consumer Venture Partners I, L.P.
--------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    (SEE INSTRUCTIONS)
                                                                      (a)   [_]
                                                                      (b)   [_]
--------------------------------------------------------------------------------
        3           SEC USE ONLY


--------------------------------------------------------------------------------
        4           CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware limited partnership
--------------------------------------------------------------------------------
     NUMBER OF           5  SOLE VOTING POWER

      SHARES                -0- Shares
                  --------------------------------------------------------------
   BENEFICIALLY          6  SHARED VOTING POWER

     OWNED BY               2,237,119 Shares
                  --------------------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER

    REPORTING               -0- Shares
                  --------------------------------------------------------------
      PERSON             8  SHARED DISPOSITIVE POWER

       WITH:                2,237,119 Shares
--------------------------------------------------------------------------------
        9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2,237,119 Shares
--------------------------------------------------------------------------------
       10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [_]

--------------------------------------------------------------------------------
       11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    12.3%
--------------------------------------------------------------------------------
       12           TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                    PN
--------------------------------------------------------------------------------

                              Page 2 of 14 pages

--------------------                                          ------------------
CUSIP No.  81616X103                       13G                Page 3 of 14 pages
--------------------                                          ------------------

--------------------------------------------------------------------------------
        1           NAMES OF REPORTING PERSONS
                    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Consumer Venture Associates, L.P.
--------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    (SEE INSTRUCTIONS)
                                                                      (a)   [_]
                                                                      (b)   [_]
--------------------------------------------------------------------------------
        3           SEC USE ONLY


--------------------------------------------------------------------------------
        4           CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware limited partnership
--------------------------------------------------------------------------------
     NUMBER OF           5  SOLE VOTING POWER

      SHARES                -0- Shares
                  --------------------------------------------------------------
   BENEFICIALLY          6  SHARED VOTING POWER

     OWNED BY               2,237,119 Shares
                  --------------------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER

    REPORTING               -0- Shares
                  --------------------------------------------------------------
      PERSON             8  SHARED DISPOSITIVE POWER

       WITH:                2,237,119 Shares
--------------------------------------------------------------------------------
        9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2,237,119 Shares
--------------------------------------------------------------------------------
       10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [_]

--------------------------------------------------------------------------------
       11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    12.3%
--------------------------------------------------------------------------------
       12           TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                    PN
--------------------------------------------------------------------------------

                              Page 3 of 14 pages

--------------------                                          ------------------
CUSIP No.  81616X103                       13G                Page 4 of 14 pages
--------------------                                          ------------------

--------------------------------------------------------------------------------
        1           NAMES OF REPORTING PERSONS
                    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Consumer Venture Partners II, L.P.
--------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    (SEE INSTRUCTIONS)
                                                                      (a)   [_]
                                                                      (b)   [_]
--------------------------------------------------------------------------------
        3           SEC USE ONLY


--------------------------------------------------------------------------------
        4           CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware limited partnership
--------------------------------------------------------------------------------
     NUMBER OF           5  SOLE VOTING POWER

      SHARES                -0- Shares
                  --------------------------------------------------------------
   BENEFICIALLY          6  SHARED VOTING POWER

     OWNED BY               2,237,119 Shares
                  --------------------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER

    REPORTING               -0- Shares
                  --------------------------------------------------------------
      PERSON             8  SHARED DISPOSITIVE POWER

       WITH:                2,237,119 Shares
--------------------------------------------------------------------------------
        9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2,237,119 Shares
--------------------------------------------------------------------------------
       10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [_]

--------------------------------------------------------------------------------
       11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    12.3%
--------------------------------------------------------------------------------
       12           TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                    PN
--------------------------------------------------------------------------------

                              Page 4 of 14 pages

--------------------                                          ------------------
CUSIP No.  81616X103                       13G                Page 5 of 14 pages
--------------------                                          ------------------

--------------------------------------------------------------------------------
        1           NAMES OF REPORTING PERSONS
                    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Consumer Venture Associates II, L.P.
--------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    (SEE INSTRUCTIONS)
                                                                      (a)   [_]
                                                                      (b)   [_]
--------------------------------------------------------------------------------
        3           SEC USE ONLY


--------------------------------------------------------------------------------
        4           CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware limited partnership
--------------------------------------------------------------------------------
     NUMBER OF           5  SOLE VOTING POWER

      SHARES                -0- Shares
                  --------------------------------------------------------------
   BENEFICIALLY          6  SHARED VOTING POWER

     OWNED BY               2,237,119 Shares
                  --------------------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER

    REPORTING               -0- Shares
                  --------------------------------------------------------------
      PERSON             8  SHARED DISPOSITIVE POWER

       WITH:                2,237,119 Shares
--------------------------------------------------------------------------------
        9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2,237,119 Shares
--------------------------------------------------------------------------------
       10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [_]

--------------------------------------------------------------------------------
       11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    12.3%
--------------------------------------------------------------------------------
       12           TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                    PN
--------------------------------------------------------------------------------

                              Page 5 of 14 pages

--------------------                                          ------------------
CUSIP No.  81616X103                       13G                Page 6 of 14 pages
--------------------                                          ------------------

--------------------------------------------------------------------------------
        1           NAMES OF REPORTING PERSONS
                    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Pearson C. Cummin III
--------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    (SEE INSTRUCTIONS)
                                                                      (a)   [_]
                                                                      (b)   [_]
--------------------------------------------------------------------------------
        3           SEC USE ONLY


--------------------------------------------------------------------------------
        4           CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
--------------------------------------------------------------------------------
     NUMBER OF           5  SOLE VOTING POWER

      SHARES                0 Shares
                  --------------------------------------------------------------
   BENEFICIALLY          6  SHARED VOTING POWER

     OWNED BY               2,237,119 Shares
                  --------------------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER

    REPORTING               0 Shares
                  --------------------------------------------------------------
      PERSON             8  SHARED DISPOSITIVE POWER

       WITH:                2,237,119 Shares
--------------------------------------------------------------------------------
        9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2,237,119 Shares
--------------------------------------------------------------------------------
       10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [_]

--------------------------------------------------------------------------------
       11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    12.3%
--------------------------------------------------------------------------------
       12           TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                    IN
--------------------------------------------------------------------------------

                              Page 6 of 14 pages

--------------------                                          ------------------
CUSIP No.  81616X103                       13G                Page 7 of 14 pages
--------------------                                          ------------------

--------------------------------------------------------------------------------
        1           NAMES OF REPORTING PERSONS
                    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Christopher P. Kirchen
--------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    (SEE INSTRUCTIONS)
                                                                      (a)   [_]
                                                                      (b)   [_]
--------------------------------------------------------------------------------
        3           SEC USE ONLY


--------------------------------------------------------------------------------
        4           CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
--------------------------------------------------------------------------------

     NUMBER OF           5  SOLE VOTING POWER

      SHARES                -0- Shares
                  --------------------------------------------------------------
   BENEFICIALLY          6  SHARED VOTING POWER

     OWNED BY               2,237,119 Shares
                  --------------------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER

    REPORTING               -0- Shares
                  --------------------------------------------------------------
      PERSON             8  SHARED DISPOSITIVE POWER

       WITH:                2,237,119 Shares
--------------------------------------------------------------------------------
        9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2,237,119 Shares
--------------------------------------------------------------------------------
       10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [_]

--------------------------------------------------------------------------------
       11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    12.3%
--------------------------------------------------------------------------------
       12           TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                    IN
--------------------------------------------------------------------------------

                              Page 7 of 14 pages

Item 1(a).  Name of Issuer:  Select Comfort Corp.
            --------------

Item 1(b).  Address of Issuer's Principal Executive Offices:  6105 Trenton Lane
            -----------------------------------------------
            North, Suite 100, Plymouth, MN 55442

Item 2(a).  Names of Persons Filing: Consumer Venture Partners I, L.P.
            -----------------------
            ("CVP I"), Consumer Venture Associates, L.P. ("Consumer Associates"), Consumer Venture Partners II, L.P. ("CVP II"), Consumer Venture Associates II, L.P. ("Consumer Associates II"), Pearson C. Cummin III and Christopher P. Kirchen. Messrs. Cummin and Kirchen (collectively, the "General Partners") are the general partners of Consumer Associates, the sole general partner of CVP I, and Consumer Associates II, the sole general partner of CVP II.

Item 2(b).  Address of Principal Business Office or, if None, Residence:
            -----------------------------------------------------------
            The address of the principal business office of CVP I, CVP II, Consumer Associates, Consumer Associates II and each of the General Partners is Consumer Venture Group, Inc., Three Pickwick Plaza, Greenwich, CT 06830.

Item 2(c).  Citizenship:  CVP I, CVP II, Consumer Associates and Consumer
            -----------
            Associates II are limited partnerships organized under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

Item 2(d).  Title of Class of Securities:  Common Stock, $.01 par value.
            ----------------------------

Item 2(e).  CUSIP Number:  81616X103
            ------------

Item 3.     If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b),
            -------------------------------------------------------------------
            check whether the person filing is a:
            ------------------------------------

            Not Applicable.

Item 4.     Ownership.
            ---------

            (a) Amount Beneficially Owned: Each of CVP I, CVP II, Consumer Associates and Consumer Associates II (individually as "Entity" and collectively the "Entities") may be deemed to own beneficially 2,237,119 shares of Common Stock as of December 31, 1998. CVP I is the record owner of 274,312 shares and CVP II is the record owner of 1,962,801 shares. (The shares held of record by CVP I and CVP II are referred to collectively herein as the "Record Shares"). By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 2,237,119 shares of Common Stock. Additionally, in their capacities as individual general partners of Consumer Associates and Consumer Associates II, each of the General Partners may be deemed to own beneficially 2,237,119 shares of Common Stock.

                              Page 8 of 14 pages

            (b)  Percent of Class: CVP I: 12.3%; CVP II: 12.3%; Consumer
                 Associates: 12.3%; Consumer Associates II: 12.3%; Mr. Cummin:
                 12.3%; Mr. Kirchen: 12.3%. The foregoing percentages are calculated based on the information provided in the Issuer's Form 424B4 filed with the Securities and Exchange Commission on December 7, 1998.

            (c)  Number of shares as to which such person has:

                 (i) sole power to vote or to direct the vote: 0 shares for all reporting persons.

                 (ii)  shared power to vote or to direct the vote: CVP I:
                       2,237,119 shares; CVP II: 2,237,119 shares; Consumer
                       Associates: 2,237,119 shares; Consumer Associates II:
                       2,237,119 shares; each of the General Partners:
                       2,237,119.

                 (iii) sole power to dispose or to direct the disposition of: 0 shares for all reporting persons.

                 (iv) shared power to dispose or to director the disposition of: CVP I: 2,237,119 shares; CVP II: 2,237,119 shares; Consumer Associates: 2,237,119 shares; Consumer Associates II: 2,237,119 shares; each of the General
                       Partners: 2,237,119.

            Each of CVP I, CVP II, Consumer Associates, Consumer Associates II and each of the General Partners expressly disclaims beneficial ownership of any shares of Common Stock of Natural Wonders, Inc. reported herein to be beneficially owned by them, except in the case of CVP I, for the 274,312 shares which it holds of record, and in the case of CVP II, for the 1,962,801 shares which it holds of record.

Item 5.   Ownership of Five Percent or Less of a Class.
          --------------------------------------------

          Not Applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.
          ---------------------------------------------------------------

          Not Applicable.

Item 7.   Identification and Classification of the Subsidiary which Acquired the
          ----------------------------------------------------------------------
          Security Being Reported on by the Parent Holding Company.
          --------------------------------------------------------

          Not Applicable

Item 8.   Identification and Classification of Members of the Group.
          ---------------------------------------------------------

          Not applicable. CVP I, CVP II, Consumer Associates, Consumer Associates II and each of the General Partners expressly disclaim membership in a "group" as defined in Rule 13d - 1(b)(1)(ii)(J).

                              Page 9 of 14 pages

Item 9.   Note of Dissolution of Group.
          ----------------------------

          Not Applicable.

Item 10.  Certification.
          -------------

          Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or 13d-1(c).


                              Page 10 of 14 pages

                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 12, 1999


CONSUMER VENTURE PARTNERS I, L.P.

By:   Consumer Venture Associates, L.P.

     By:           *
         --------------------------------
         Pearson C. Cummin III
         General Partner


CONSUMER VENTURE ASSOCIATES, L.P.

By:           *
    -------------------------------
    Pearson C. Cummin III
    General Partner


CONSUMER VENTURE PARTNERS II, L.P.

By: Consumer Venture Associates II, L.P.

     By:           *
         -------------------------------
        Pearson C. Cummin III
        General Partner


CONSUMER VENTURE ASSOCIATES II, L.P.

By:           *
    -------------------------------
   Pearson C. Cummin III
   General Partner


           *
--------------------------------------
Pearson C. Cummin III



/s/ Christopher P. Kirchen
--------------------------
Christopher P. Kirchen

                                    *By:  /s/ Christopher P. Kirchen
                                          --------------------------------------
                                          Christopher P. Kirchen
                                          Attorney-in-Fact
_____________________________________________________________________________

This Schedule 13G was executed by Christopher P. Kirchen pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 16, 1993, in connection with a Schedule 13G for Natural Wonders, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.


                              Page 11 of 14 pages

                                   EXHIBIT I
                                   ---------

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respect to ownership by each of the undersigned of shares of Common Stock of Select Comfort Corp.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:  February 12, 1999

CONSUMER VENTURE PARTNERS I, L.P.

By: Consumer Venture Associates, L.P.


    By:           *
        ------------------------------------
        Pearson C. Cummin III
        General Partner

CONSUMER VENTURE ASSOCIATES, L.P.


By:           *
    ------------------------------------
    Pearson C. Cummin III
    General Partner

CONSUMER VENTURE PARTNERS II, L.P.

By: Consumer Venture Associates II, L.P.


    By:           *
        ------------------------------------
        Pearson C. Cummin III
        General Partner

CONSUMER VENTURE ASSOCIATES II, L.P.


By:           *
    ------------------------------------
    Pearson C. Cummin III
    General Partner


          *
------------------------------------
Pearson C. Cummin III


                              Page 12 of 14 pages

/s/ Christopher P. Kirchen
--------------------------
Christopher P. Kirchen
                                    */s/ Christopher P. Kirchen
                                     --------------------------
                                     Christopher P. Kirchen
                                        Attorney-in-Fact
_____________________________________________________________________________

This Agreement was executed pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 16, 1993, in connection with a
Schedule 13G for Natural Wonders, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as
Exhibit 2.


                              Page 13 of 14 pages

                                                                      EXHIBIT II
                                                                      ----------

                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Pearson C. Cummin III and Christopher P. Kirchen, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

          IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1993.

                              /s/ Pearson C. Cummin III
                              --------------------------
                              Pearson C. Cummin III


                              /s/ G. Clinton Merrick
                              --------------------------
                              G. Clinton Merrick


                              /s/ Christopher P. Kirchen
                              --------------------------
                              Christopher P. Kirchen


                              Page 14 of 14 pages